DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708
Website: secretaryofstate.biz


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                            Certificate of Amendment
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                       (PURSUANT TO NRS 78.385 and 78.390)







                       ABOVE SPACE ES FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

WELLSTAR INTERNATIONAL, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article Six is amended in its entirety as follows:

The total authorized capitalization of this Corporation shall be and is the sum of 500,000,000 shares of Common Stock at $0.001 par value, said stock to carry ful I voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional): ________________________________________

5. Officer Signature (required): /s/ ___________________________________________

*If any proposed amendment would alter or change =o ny preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

 This form must be accompanied by appropriate fees.

                                  Nevada Secretary of Stale AM 78.385 Amend 2003